Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dcurtin@weismarkets.com

WEIS MARKETS REPORTS FIRST QUARTER RESULTS

Sunbury, PA (May 4, 2020) –  Weis Markets, Inc. (NYSE:WMK) today reported its sales increased 12.4 percent to $985.8 million during the thirteen-week period ended March 28, 2020, compared to the same period in 2019, while first quarter comparable store sales increased 12.8 percent.

The Company’s first quarter net income increased 86.6 percent to $26.7 million compared to $14.3 million in 2019, while earnings per share totaled $0.99 compared to $0.53 per share for the same period in 2019.

The Company’s results were impacted by the onset of the novel coronavirus pandemic (COVID-19) and the subsequent business and school closures and stay-at-home orders in its markets beginning in the second week of March. This resulted in a significant surge in customer count and sales. Its January and February sales were impacted by a mild winter compared to 2019.

“Our team quickly adapted to this changed market environment and resulting supplier disruptions by accelerating and increasing replenishment shipments to our stores and implementing a comprehensive COVID-19 prevention program in our stores, distribution, manufacturing and support facilities to provide a safe shopping and working environment,” said Weis Markets Chairman and CEO Jonathan Weis. “We carry a profound sense of sadness for those who are suffering or have lost their lives during this pandemic, and a tremendous appreciation for the essential Weis Markets associates who come to work each day, providing the products and services that are allowing our customers to stay at home and help stop the spread of the novel coronavirus.”

Adjusting for the impact of this pandemic, the Company estimates its comparable store sales increased 1.5 percent compared to the same period in 2019.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 197 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

First Quarter — 2020
(Unaudited)

	13 Weeks Ended		Increase
	March 28, 2020	March 30, 2019	(Decrease)
Net sales	$985,820,000	$876,718,000	12.4%

Income from operations	37,428,000	17,820,000	110.0%

Income before provision for income taxes	$36,085,000	$18,874,000	91.2%
Provision for income taxes	9,396,000	4,570,000	105.6%
Net income	$26,689,000	$14,304,000	86.6%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.99	$0.53	$0.46